Exhibit 99.1

Contact:	Kathleen Cantillon Exelon Corporation 312-394-7417	FOR IMMEDIATE RELEASE

Exelon Corporation and Exelon Generation Announce the Results

for Their Respective Offers to Purchase

CHICAGO – (September 23, 2009) – Exelon Corporation (Exelon) today announced the expiration of its previously announced cash tender offer for any and all of its outstanding $500,000,000 6.75% Senior Notes due May 1, 2011 (Exelon Notes). The offer expired at 12:00 midnight, New York City time, on September 22, 2009. According to information provided by the tender agent, D.F. King & Co., Inc., as of the expiration time, the aggregate principal amount of the Exelon Notes validly tendered pursuant to Exelon’s Offer to Purchase was $386,572,000. The settlement date is expected to be September 23, 2009.

Additionally, Exelon Generation Company, LLC (Generation) today announced the expiration of its previously announced cash tender offer for any and all of its outstanding $699,975,000 6.95% Senior Notes due June 15, 2011 (Generation Notes). The offer expired at 12:00 midnight, New York City time, on September 22, 2009. According to information provided by the tender agent, D.F. King & Co., Inc., as of the expiration time, the aggregate principal amount of the Generation Notes validly tendered pursuant to Generation’s Offer to Purchase was $555,335,000. The settlement date is expected to be September 23, 2009.

Holders of Exelon Notes that validly tendered and whose Exelon Notes are accepted for purchase are entitled to receive total consideration of $1,091.06 per $1,000 principal amount of Exelon Notes plus accrued and unpaid interest on notes purchased up to, but not including, the settlement date. Holders of Generation Notes that validly tendered and whose Generation Notes are accepted for purchase are entitled to receive total consideration of $1,100.57 per $1,000 principal amount of Generation Notes plus accrued and unpaid interest on notes purchased up to, but not including, the settlement date.

A total of $113,428,000 in aggregate principal of the Exelon Notes remains outstanding. A total of $144,640,000 in aggregate principal of the Generation Notes remains outstanding. Pursuant to the terms of the applicable Offer to Purchase, Exelon Notes and Generation Notes not tendered remain outstanding, and the terms and conditions governing the notes, including the covenants and other provisions contained in the indenture applicable to the notes, will remain unchanged.

Exelon Corporation is one of the nation’s largest electric utilities with approximately 5.4 million customers and $19 billion in annual revenues. Exelon Generation Company has one of the industry’s largest portfolios of electricity generation capacity, with a nationwide reach and strong positions in the Midwest and Mid-Atlantic. Exelon Corporation distributes electricity to approximately 5.4 million customers in Illinois and Pennsylvania and natural gas to approximately 485,000 customers in southeastern Pennsylvania. Exelon is headquartered in Chicago and trades on the NYSE under the ticker EXC.